Exhibit 99.1

           ESI Receives Delisting Notification from Nasdaq


    PORTLAND, Ore.--(BUSINESS WIRE)--April 24, 2003--Electro Scientific Industries, Inc. (Nasdaq:ESIOE) announced today that it received a Nasdaq Staff Determination on April 22, 2003 indicating that, because ESI has not filed its Quarterly Report on Form 10-Q for the period ended March 1, 2003, ESI is not in compliance with the listing requirements set forth in Marketplace Rule 4310(c)(14).
    ESI's securities are, therefore, subject to delisting from The Nasdaq National Market at the opening of business on May 1, 2003, unless the Company requests a hearing.
    At the opening of trading today, ESI's trading symbol became "ESIOE" reflecting the Nasdaq convention for companies making delayed public filings. ESI intends to request an appeal hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination in accordance with NASD Marketplace Rule 4820(a). The date of such hearing will be determined by the Listing Qualifications Panel. Marketplace Rule 4820(a) provides that this request for a hearing will stay the scheduled delisting of ESI's securities pending the Listing Qualifications Panel's determination. There can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing.
    On April 15, 2003, ESI announced that it would not file its Quarterly Report on Form 10-Q for the period ended March 1, 2003 due to an ongoing review of ESI's financial statements for fiscal 2003 by the audit committee of the board of directors. ESI intends to file the Quarterly Report on Form 10-Q for the third quarter promptly following the completion of this review.

    About ESI

    ESI, headquartered in Portland, Oregon, supplies high-value, high-technology manufacturing equipment to the global electronics market. Using its expertise in laser/material interaction, small parts handling, machine vision and real-time control systems, the company enables the production of leading-edge products for customers in the semiconductor, passive component and electronic interconnect markets. ESI's web site is http://www.esi.com.

    This press release contains express or implied forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, those regarding the Company's filing of its report for the third quarter of fiscal 2003 and other reports containing restated financial statements, and the Company's plans to appeal its delisting notice to the Nasdaq Listing Qualifications Panel. Such "forward-looking statements" involve known and unknown risks, uncertainties and other factors, which may cause actual results or performance to be materially different from those projected. These risks include the results of the audit committee's ongoing review of the Company's financial statements; the Company's ability to obtain the assistance from third parties necessary to restate its financial statements; the uncertainty created by the restatement of the Company's past operational results; the ability of the Company to file SEC reports in a timely manner; and the Listing Qualifications Panel's determination of the adequacy of the Company's compliance plan. For more information regarding the risks facing the Company, please see the Company's annual report on Form 10-K for the year ended June 1, 2002 and subsequent quarterly reports on Form 10-Q and its other filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.


    CONTACT: Electro Scientific Industries, Inc.
             Fletcher Chamberlin, 503/671-5233